Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Expedia Group, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock, par value $0.0001 per share, which is traded on the Nasdaq Stock Market under the symbol “EXPE.”
The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), each of which is included as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Shares
The Company’s authorized shares consist of (1) 1,600,000,000 shares of common stock, par value $0.0001 per share, (2) 400,000,000 shares of Class B common stock, par value $0.0001 per share, and (3) 100,000,000 shares of preferred stock, par value $0.001 per share. The outstanding shares of the Company’s common stock are fully paid and nonassessable.

Dividends
Holders of our common stock are entitled to receive, share for share with the holders of our Class B common stock, dividends, if any, as and when may be declared from time to time by our Board of Directors in its discretion out of funds available, subject to the rights of any holders of preferred stock.
Voting Rights
Each holder of our common stock is entitled to one vote for each share of common stock held by such stockholder on any matter that is submitted to a vote or to the consent of the Company’s stockholders, and each holder of our Class B common stock is entitled to vote ten votes for each share of Class B common stock held by such stockholder on any matter that is submitted to a vote or to the consent of the Company’s stockholders. Notwithstanding the foregoing, holders of the Company’s common stock, voting as a single class, are entitled to elect 25% of the total number of the Company’s directors, rounded up to the next whole number in the event of a fraction.
Liquidation Rights
If we liquidate our business, holders of common stock are entitled to share equally, share for share with holders of Class B common stock, in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock.
Absence of Other Rights
Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights or redemption or sinking fund provisions.

Certain Other Provisions of Our Certificate of Incorporation or Bylaws
General. Certain provisions of our Certificate of Incorporation and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and the DGCL.
Business Combinations. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (which is referred to as an “interested stockholder”) for three years following the time that such stockholder became an interested stockholder unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder. A Delaware corporation may opt out of Section 203 of the DGCL in its certificate of incorporation or a stockholder approved bylaw. Because we have not opted out of Section 203 of the DGCL, we remain subject to such provision.
Special Meetings. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Under our Certificate of Incorporation, special meetings of stockholders may only be called by a majority of our Board of Directors or the Chairman of our Board of Directors.
Board Vacancies. Our Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the remaining directors elected by the stockholders who vote on such directorship, though less than a quorum, or a majority of the voting power of shares of such stock issued and outstanding and entitled to vote on such directorship at a special meeting held for such purpose or by the written consent of a majority of the voting power of shares of such stock issued and outstanding. The directors so chosen shall hold office until the next annual election and until their respective successors are duly elected.
Equal Treatment of Stockholders in Change of Control Transactions. Under our Certificate of Incorporation, the Company may not enter into a change of control transaction involving at least 50% of the outstanding shares of our capital stock that provides for different consideration in respect of shares of our common stock and our Class B common stock, subject to limited exceptions, and no holder of certain shares of Class B common stock may participate in, or vote or tender in favor of, any such change of control transaction that provides for such differential consideration. For more information, see the disclosure set forth in Part I, Item 1A, Risk Factors, under the caption “Environmental, Social and Governance Risks.”